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                                 EXHIBIT 23.1

                         Consent of KPMG Peat Marwick
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                                                                  Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
City National Corporation:

  We consent to incorporation by reference in the registration statements (Nos. 33-32543, 33-38029 and 33-60668) on Form S-8 of City National Corporation of our report dated January 21, 1994, relating to the consolidated balance sheet of City National Corporation and subsidiaries (the Company) as of December 31, 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1993 Annual Report on Form 10-K of City National Corporation.

  Our report on the consolidated financial statements of the Company dated January 21, 1994, contains an explanatory paragraph which states that, as discussed in Notes 1 and 3, the Company changed its method of accounting for investments as of December 31, 1993, to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As discussed in Notes 1 and 9, the Company changed its method of accounting for income taxes as of January 1, 1993, to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


Los Angeles, California                                     KPMG Peat Marwick
March 30, 1994